Exhibit 5.1

Brookfield Renewable Partners L.P. 73 Front Street Hamilton Bermuda HM 11	Email CLangley@applebyglobal.com Direct Dial +1 441 298 3202 Appleby Ref 404008.0055 CL/AD 1 November 2024

Ladies and Gentlemen

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com	Brookfield Renewable Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Renewable Partners L.P., an exempted limited partnership organized under the laws of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership of:

1.

a shelf registration statement on Form F-3 dated as of 1 November 2024 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance by the Partnership or the delivery by 1505127 B.C. Ltd. (BEPC) or the selling unitholder named therein from time to time (Selling Unitholder), of up to 241,000,000 non-voting limited partnership Units (Units) of the Partnership upon the exchange, redemption or acquisition, as applicable, from time to time of class A exchangeable subordinate voting shares (Class A Shares) of BEPC; and

	2.	the prospectus contained in the Registration Statement (as may be amended, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.	Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

ASSUMPTIONS

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been or will be duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

7.	that the Documents do not differ in any material respects from any forms or drafts of the same which we have examined and upon which this opinion is based;

8.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by Company and Partnership Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches and the Litigation Search;

9.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action

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to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

10.	that the Resolutions (defined below) are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors of the General Partner (defined below) by way of meeting and that there is no matter affecting the authority of the directors of the General Partner to effect the issue of the Units on behalf of the Partnership, not disclosed by the Constitutional Documents (defined below) or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

11.	any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof; and

12.	that none of the parties to the Registration Statement or Prospectus carries on investment business in or from Bermuda (as defined in section 4 of the Investment Business Act 2003).
OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Partnership is an exempted limited partnership registered and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against the General Partner in its capacity as general partner of the Partnership.

2.	The issue of the Units by the Partnership upon the exchange, redemption or acquisition, as applicable, of Class A Shares has been duly authorized by all necessary action on the part of the Partnership and when allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents, the Units to be issued by the Partnership or delivered by BEPC or the Selling Unitholder upon such exchange, redemption or acquisition, as applicable, of Class A Shares will be validly issued, fully paid and non-assessable Units of the Partnership.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

RESERVATIONS

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.	Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of such units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their units of the Partnership, to satisfy claims of creditors of the Partnership, or otherwise.

4.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

6.	Any provision in the Registration Statement or the Prospectus that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

7.	A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

8.	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

9.	Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

10.	In opinion 1. above, the term “good standing” means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

11.	In order to issue this opinion we have carried out the Company and Partnership Searches as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such searches.

12.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such search.

13.	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court and of the Register of Mortgages maintained at the office of the Registry General are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

13.1	Details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court or the Registry General would have or should have been disclosed on the public file, the Causes Book or the Judgment Book or the Register of Mortgages, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book, Judgment Book or the Register of Mortgages;

13.2	Details of matters which should have been lodged for filing or registration at the Registrar of Companies, the Registry of the Supreme Court or the Registry General but have not been lodged for filing or registration at the date the search is concluded;

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13.3	Whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

13.4	Whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

13.5	Whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

14.	With respect to opinion 2, we have relied upon statements and representations made to us in the Officer Certificate provided to us by an authorised officer of the General Partner for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer Certificate, and we qualify such opinions to the extent that the statements or representations made in the Officer Certificate are not accurate in any respect.

15.	The Corporate Income Tax Act 2023 (CITA) received assent on 27 December 2023 and became partially operative on 1 January 2024. Once fully operative, corresponding changes will be made to the Exempted Undertakings Tax Protection Act 1966 (as amended) (EUTPA) and there will be an imposition of corporate income tax to certain multinational groups with annual revenues of at least EUR 750 million. Any liability for tax imposed under the CITA shall apply notwithstanding any assurance given pursuant to the EUTPA. Our opinion is reserved such that we express no opinion as to the application of the CITA to the Bermuda Entities or any related liability to tax of the Bermuda Entities arising pursuant to the CITA.
DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

SCHEDULE

1.	The respective electronic extracts provided to us by the office of the Registrar of Companies each dated 31 October 2024 in respect of Brookfield Renewable Partners Limited, the general partner of the Partnership (General Partner), and the Partnership on their files maintained at office of the Registrar of Companies and, in respect of the Partnership, at the office of the Registrar General in Hamilton, Bermuda (collectively, the Company and Partnership Searches).

2.	A search of the entries and filings shown and available for inspection in respect of the Partnership and the General Partner in the Causes Book and the Judgment Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 31 October 2024 (Litigation Search).

3.	Copy of Fourth Amended and Restated Limited Partnership Agreement of the Partnership between the General Partner and each person who is admitted to the partnership as a limited partner from time to time dated 3 May 2016 as amended by the First Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 25 May 2016, the Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 14 February 2017, the Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 16 January 2018, the Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 28 February 2019, the Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 11 March 2019, the Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 24 February 2020, the Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 28 July 2020 and the Eighth Amendment to the Fourth Amended and Restated Limited Partnership Agreement dated 14 April 2022 (Limited Partnership Documents).

4.	In respect of the Partnership, the Certificate of Registration of an Exempted and Limited Partnership and supplements thereto.

5.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the General Partner (General Partner Constitutional Documents, together with the Limited Partnership Documents, Constitutional Documents).

6.	Copies of extract of minutes of a meeting of the board of directors of the General Partner held on 9 October 2024 (collectively, Resolutions).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

7.	Copy of an officer certificate dated 1 November 2024 and signed by an officer of the General Partner in respect of the Resolutions (Officer Certificate).

8.	Certificates of Compliances each dated 31 October 2024 in respect of the Partnership and the General Partner, each issued by the Registrar of Companies.

9.	Copy of the Registration Statement.

10.	Copy of the Prospectus.

11.	Copy of the register of directors of the General Partner.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich